Exhibit 10.1

AMENDMENT NUMBER 1 TO THE 2008 EQUITY INCENTIVE PLAN

This Amendment Number 1 to the 2008 Equity Incentive Plan (the “Plan”) is effective as of June 14, 2013:

1. The Plan is hereby amended by adding the following definitions to the Plan:

“Cause” means, with respect to the termination by the Company, a Parent or Subsidiary of the Participant’s relationship as a Service Provider, that such termination is, in the determination of the Administrator, based on the Participant’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, a Parent or Subsidiary; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company, a Parent or Subsidiary; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

“Continuing Directors” means Directors who either (i) have been Directors continuously for a period of at least twelve (12) months or (ii) have been Directors for less than twelve (12) months and were appointed, elected or nominated for election as Directors by at least a majority of the Directors described in clause (i) who were still in office at the time such appointment, election or nomination was approved by the Board.

“Good Reason” means the occurrence after a Change in Control of any of the following events or conditions, provided the Participant notifies the Company in writing within 30 days following the initial existence of the Good Reason event or condition and the Company shall be then be given 30 days from its receipt of such notice during which it may remedy or cure such event condition (“Remedy Period”). If the Company does not cure or remedy such Good Reason event or condition during the Remedy Period, then the Participant must terminate his or her relationship as a Service Provider within 120 days after the end of the Remedy Period for Good Reason to apply.

(i) a change in the Participant’s authority, responsibilities, titles, reporting relationship or duties which represents a material and substantial diminution in the Participant’s responsibilities or duties as in effect immediately preceding the consummation of a Change in Control, provided that a mere change in title or reporting relationship where the Participant continues to perform the same functions and report to the same individual (except in the case of the Chief Executive Officer or President formerly reporting to the Board) within the business unit of the Successor Corporation which was formerly the Company shall not constitute Good Reason;

(ii) a material diminution in the annual research budget over which the Participant retains authority in the twelve (12) months preceding the consummation of the Change in Control;

(iii) a material reduction in the Participant’s base salary to a level below that in effect at any time within twelve (12) months preceding the consummation of a Change in Control or at any time thereafter;

(iv) requiring the Participant to be based at any place outside a fifty (50)-mile radius from the Participant’s job location or residence prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements within the twelve (12) months prior to the Change in Control; or

(v) any other action or inaction by the successor that constitutes a material breach of the terms of the Participant’s employment agreement (if any) then in effect.

2. The Plan is hereby amended by adding the following new subsection to the section of the Plan titled “Change in Control”:

Acceleration of Certain Awards upon a Change in Control

In the event of a merger Change in Control, for the portion of each Award that is assumed or substituted for:

(i) each Award which is outstanding under the Plan as of June 14, 2013, and

(ii) each Award which is granted under the Plan after June 14, 2013, except as determined otherwise by the Administrator at the time the Award is granted the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met, immediately upon termination of the Participant’s relationship as a Service Provider if the Participant’s relationship as a Service Provider is terminated by the Company without Cause or voluntarily by the Participant with Good Reason.

Notwithstanding the foregoing, in the event of a merger or Change in Control that is not endorsed by a majority of the Continuing Directors, and except as determined otherwise by the Administrator at the time the Award is granted, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met, immediately prior to the specified effective date of such Change in Control, provided that the Participant’s relationship as a Service Provider has not terminated prior to such date.

3. The Plan is hereby amended by adding the following new subsection to the section of the Plan titled “Amendment and Termination of the Plan”:

Section 409A of the Code. To the extent an Award is subject to Section 409A of the Code, the impact of this Amendment Number 1 with respect to such Award will not change the time or manner of payment of such Award.

4. The Plan is hereby amended by adding the following new section to the end thereof:

Section 409A of the Code. Awards are intended to be exempt from or comply with Section 409A of the Code (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. The Company, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the Plan or any Award Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance. The Company makes no representation that Awards will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to Awards or to mitigate its effects on any deferrals or payments in respect of any Award.

IN WITNESS OF THE FOREGOING, the undersigned Peter S. Roddy, Vice President and Chief Financial Officer, certifies that the foregoing Amendment Number 1 to the 2008 Equity Incentive Plan was duly adopted by the Board on June 14, 2013:

/s/ PETER S. RODDY
Peter S. Roddy, Vice President and Chief Financial Officer